March 26, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
U.S.A.

Re:	Valdor Technology International Inc.

Dear Sirs:

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

I consent to the inclusion in this registration statement of Valdor Technology International Inc. on Form 20-F of my auditor’s report dated April 30, 2013, except with regards to note 14, which is dated March 26, 2014, with respect to my audits of the consolidated financial statements of Valdor Technology International Inc. as of December 31, 2012 and 2011, and my auditor’s report dated May 2, 2012 with respect to my audits of the consolidated financial statements of Valdor Technology International Inc. as of December 31, 2011 and 2010, which appear in this Form 20-F. I also consent to the reference to my Firm under the heading “Statements by Experts” in such registration statement.

Yours truly,

I VELLMER INC.

Chartered Accountant